Exhibit 99.1

BIOCERES CROP SOLUTIONS CORP.
2023 OMNIBUS EQUITY INCENTIVE PLAN

WHEREAS, the Bioceres Crop Solutions Corp. 2023 Omnibus Equity Incentive Plan (this “Plan”) was established in order to provide an incentive to eligible employees of Bioceres Crop Solutions Corp., an exempted company incorporated under the laws of Cayman Islands (the “Company”) and its Subsidiaries;

WHEREAS, the Company sponsors its existing Employee Stock Purchase Plan, the Equity Compensation Plan, the Employee Stock Option Plan, and the Employee Stock Purchase Plan, the Equity Compensation Plan, the Employee Stock Option Plan, the Stand Alone Stock Option Grant to Kyle Bransfield, the Stand Alone Stock Option Grant to Carlos Ivan Camargo de Colon, the Stand Alone Stock Option Grant to Gloria Montaron Estrada, the Stand Alone Stock Option Grant to Ari Freisinger, the Stand Alone Stock Option Grant to Enrique Lopez Lecube, the Stand Alone Stock Option Grant to Federico Trucco, the Stand Alone Stock Option Grant to Jorge Wagner, the Stand Alone Stock Option Grant to Geronimo Watson or the Stand Alone Stock Option Grant to Natalia Zang (collectively, the “Existing Plans”);

WHEREAS, the Company wishes to increase the number of shares of awards to be issued to employees;

WHEREAS, the Company wishes to amend and restate the Existing Plans into the Plan;

NOW THEREFORE, the Company has adopted the 2023 Omnibus Equity Incentive Plan as set forth below.

1.	Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.	Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)            “Administrator” means the Board or the Committee appointed to administer the Plan.

(b)            “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)            “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)            “Award” means any Option, SAR, Dividend Equivalent Right, Restricted Share, Restricted Share Unit or other right or benefit granted under the Plan.

(e)            “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f)             “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(g)            “Board” means the Board of Directors of the Company.

(h)            “Business Combination” has the meaning set forth in Section 2.

(i)              “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change in Control, such definition of “Cause” shall not apply until a Change in Control actually occurs.

(j)             “Change in Control” means, in the case of a particular Award, unless the applicable Award Agreement (or any employment, consulting, change-in-control, severance or other agreement between the Grantee and the Company or an Affiliate) states otherwise, the first to occur of any of the following events:

(i)            the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding Shares, including Shares issuable upon the exercise of options or warrants, the conversion of convertible share or debt, and the exercise of any similar right to acquire such Share (the “Outstanding Company Shares”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates, or the Investor, its Permitted Transferees or any of their respective Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(ii)           a change in the composition of the Board such that members of the Board during any consecutive 12-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a director through election or nomination for election approved by a valid vote of at least two-thirds of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed to be an Incumbent Director;

(iii)          the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; and

(iv)         the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company), and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

(k)            “Code” means the Internal Revenue Code of 1986, as amended.

(l)            “Committee” means the Company’s Compensation Committee composed of members of the Board appointed by the Board to administer the Plan.

(m)           “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n)            “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve months or (ii) have been Board members for less than twelve months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(o)            “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Share Option granted under the Plan, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Share Option shall be treated as a Nonqualified Share Option on the day three months and one day following the expiration of such three (3) months.

(p)            “Director” means a member of the Board or the board of directors of any Related Entity.

(q)            “Disability” has the meaning set forth in a written employment, offer, services or severance agreement or letter between the Grantee and the Company or an Affiliate, or, if there is no such agreement or no such term is defined in such agreement, means the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. A determination of Disability shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, and in this respect, Grantees shall submit to an examination by a physician upon request by the Committee.

(r)            “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to the Shares.

(s)            “Eligible Person” means any (i) individual employed by the Company or an Affiliate, (ii) director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S-8 under the Securities Act, or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment or service from the Company or its Affiliates (and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate).

(t)            “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)            “Exercise Price” has the meaning set forth in Section 6.

(w)            “Fair Market Value” means, (i) with respect to Shares on a given date, (x) if the Shares are listed on a national securities exchange, the closing sales price of the Shares reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Shares are not listed on any national securities exchange, the amount determined by the Administrator in good faith to be the fair market value of the Shares, or (ii) with respect to any other property on any given date, the amount determined by the Administrator in good faith to be the fair market value of such other property as of such date.

(x)            “Grantee” has the meaning set forth in Section 5.

(y)            “Immediate Family Members” has the meaning set forth in Section 10.

(z)            “Incentive Share Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)          “Incumbent Directors” has the meaning set forth in Section 2.

(bb)         “Nonqualified Share Option” means an Option that is not designated by the Administrator as an Incentive Share Option.

(cc)          “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)         “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee)          “Option Period” has the meaning set forth in Section 6.

(ff)           “Other Share-Based Award” means an Award granted under Section 9.

(gg)         “Outstanding Company Shares” has the meaning set forth in Section 2.

(hh)         “Outstanding Company Voting Securities” has the meaning set forth in Section 2.

(ii)            “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(jj)            “Parent Company” has the meaning set forth in Section 2.

(kk)          “Permitted Transferee” has the meaning set forth in Section 10.

(ll)            “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company.

(mm)        “Related Entity” means any Parent or Subsidiary of the Company.

(nn)         “Released Unit” has the meaning set forth in Section 8.

(oo)         “Restricted Period” has the meaning set forth in Section 8.

(pp)         “Restricted Shares” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(qq)         “Restricted Share Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator, and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(rr)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ss)          “SARs” has the meaning set forth in Section 7.

(tt)           “SAR Period” has the meaning set forth in Section 7.

(uu)         “Share” means an ordinary share, par value US$0.0001 per share of the Company.

(vv)         “Share Pool” has the meaning set forth in Section 3.

(ww)        “Strike Price” has the meaning set forth in Section 7.

(xx)          “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(yy)         “Surviving Company” has the meaning set forth in Section 2.

3.              Shares Subject to the Plan.

(a)            Share Limits. The following limitations apply to the grant of Awards: (i) no more than 1.7 million Shares may be reserved for issuance in the aggregate pursuant to Awards granted under the Plan (the “Share Pool”); and (ii) no more than 1.7 million Shares may be issued pursuant to the exercise of Incentive Share Options granted under the Plan.

(b)            Share Counting. The Share Pool shall be reduced, on the date of grant, by the relevant number of Shares for each Award granted under the Plan that is valued by reference to a Share; provided that Awards that are valued by reference to Shares but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Shares subject to such Awards shall again be available for Awards under the Share Pool. Notwithstanding the foregoing, the following Shares shall not become available for issuance under the Plan: (i) Shares tendered by Grantees, or withheld by the Company, as full or partial payment to the Company upon the exercise of Share Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of SARs, to the extent that the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the SARs; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Grantee’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan. Shares withheld by, or otherwise remitted to the Company to satisfy a Grantee’s tax withholding obligations upon the lapse of restrictions on, or settlement of, an Award, other than an Option or SAR, shall again be available for Awards under the Share Pool.

4.              Administration of the Plan.

(a)            Plan Administrator.

(i)            Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)            Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)           Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(i)	Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)            to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)           to determine whether and to what extent Awards are granted hereunder;

(iii)           to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)          to approve forms of Award Agreements for use under the Plan;

(v)           to determine the terms and conditions of any Award granted hereunder;

(vi)          to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)         to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)        to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)           to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(ii)	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.             Eligibility. Participation shall be limited to Eligible Persons who have been selected by the Administrator and who have entered into an Award Agreement with respect to an Award granted to them under the Plan (each such Eligible Person, a “Grantee”).

6.             Options.

(a)            Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Share Options unless the Award Agreement expressly states otherwise. Incentive Share Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and its Affiliates and who are eligible to receive an Incentive Share Option under the Code. If for any reason an Option intended to be an Incentive Share Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Share Option properly granted under the Plan.

(b)            Exercise Price. Unless provided otherwise in an Award Agreement, the exercise price (“Exercise Price”) per Share for each Option (that is not a Substitute Award) shall not be less than 100% of the Fair Market Value of such share, determined as of the date of grant.

(c)            Vesting, Exercise and Expiration. The Administrator shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Share Option) would expire at a time when trading in the Shares is prohibited by the Company’s securities trading policy or a Company-imposed “blackout period,” in which case the Option Period shall be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code). The Administrator may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d)            Method of Exercise and Form of Payment. No Shares shall be issued pursuant to any exercise of an Option until the Grantee has paid the Exercise Price to the Company in full, and an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the Exercise Price and such applicable taxes. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Administrator, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such shares to the Company) (or any combination of the foregoing); provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as the Administrator may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes; (B) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes against issuance of the Shares to settle the applicable trade; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Administrator or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Shares exceeds the Exercise Price, the Grantee has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Grantee on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

(e)            Notification upon Disqualifying Disposition of an Incentive Share Option. Each Grantee awarded an Incentive Share Option under the Plan shall notify the Company in writing immediately after the date on which the Grantee makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Share Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Share Option and (ii) one year after the date of exercise of the Incentive Share Option. The Company may, if determined by the Administrator and in accordance with procedures established by the Administrator, retain possession, as agent for the applicable Grantee, of any Shares acquired pursuant to the exercise of an Incentive Share Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Grantee as to the sale of such Shares.

(f)            Compliance with Laws. Notwithstanding the foregoing, in no event shall the Grantee be permitted to exercise an Option in a manner that the Administrator determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Shares of the Company are listed or quoted.

(g)            Incentive Share Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 6, if an Incentive Share Option is granted to a Grantee who owns shares representing more than ten percent of the voting power of all classes of shares of the Company or of a parent or subsidiary of the Company (within the meaning of Sections 424(e) and 424(f) of the Code), the Option Period shall not exceed five years from the date of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option.

(h)            US$100,000 Per Year Limitation for Incentive Share Options. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Share Options are exercisable for the first time by any Grantee during any calendar year (under all plans of the Company) exceeds US$100,000, such excess Incentive Share Options shall be treated as Nonqualified Share Options.

7.             Share Appreciation Rights (SARs).

(a)            Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement. Any Option granted under the Plan may include a tandem SAR. The Administrator also may award SARs independent of any Option.

(b)            Strike Price. Unless provided otherwise in an Award Agreement, the strike price (“Strike Price”) per Shares for each SAR shall not be less than 100% of the Fair Market Value of such share, determined as of the date of grant; provided, however, that a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c)            Vesting and Expiration. A SAR granted in tandem with an Option shall vest and become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independently of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Administrator and shall expire after such period, not to exceed ten years, as may be determined by the Administrator (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Administrator, the Administrator may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s securities trading policy or a Company-imposed “blackout period,” the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

(d)            Method of Exercise. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, unless provided otherwise in an Award Agreement, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Grantee has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has previously expired, such SAR shall be deemed to have been exercised by the Grantee on such last day and the Company shall make the appropriate payment therefor.

(e)            Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the Strike Price, less an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Administrator. Any fractional Shares shall be settled in cash.

8.             Restricted Shares and Restricted Share Units.

(a)            Generally. Each Restricted Shares and Restricted Share Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Administrator shall establish restrictions applicable to Restricted Shares and Restricted Share Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Shares or Restricted Share Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). Subject to such rules, approvals, and conditions as the Administrator may impose from time to time, an Eligible Person who is a non-employee director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Share Units. The Administrator may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Shares and Restricted Share Units which acceleration shall not affect any other terms and conditions of such Awards. No Shares shall be issued at the time an Award of Restricted Share Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b)            Share Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Administrator shall cause Share(s) to be registered in the name of the Grantee and held in book-entry form subject to the Company’s directions. The Administrator may also cause a share certificate registered in the name of the Grantee to be issued. In such event, the Administrator may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Grantee pending vesting and release of restrictions, in which case the Administrator may require the Grantee to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Administrator, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Shares. If the Grantee shall fail to execute and deliver the escrow agreement and blank share power within the amount of time specified by the Administrator, the Award shall be null and void. Subject to the restrictions set forth in this Section 8 and the Award Agreement, the Grantee shall have the rights and privileges of a shareholder as to such Restricted Shares, including without limitation the right to vote such Restricted Shares.

(c)            Restrictions; Forfeiture. Restricted Shares and Restricted Share Units awarded to the Grantee shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Administrator, and shall be subject to the restrictions on transferability set forth in the Award Agreement. In the event of any forfeiture, all rights of the Grantee to such Restricted Shares (or as a shareholder with respect thereto), and to such Restricted Share Units, as applicable, including to any dividends and/or dividend equivalents that may have been accumulated and withheld during the Restricted Period in respect thereof, shall terminate without further action or obligation on the part of the Company. The Administrator shall have the authority to remove any or all of the restrictions on the Restricted Shares and Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Shares Award or Restricted Share Unit Award, such action is appropriate.

(d)            Issuance of Restricted Shares and Settlement of Restricted Share Units.

(i)            Upon the expiration of the Restricted Period with respect to any shares of Restricted Shares and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Grantee or such Grantee’s Restricted Shares with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Administrator and attributable to the Restricted Shares shall be distributed to the Grantee in cash or in Shares having a Fair Market Value (on the date of distribution) (or a combination of cash and Shares) equal to the amount of such dividends, upon the release of restrictions on the Restricted Shares.

(ii)           Unless otherwise provided by the Administrator in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Administrator, with respect to any outstanding Restricted Share Units, the Company shall issue to the Grantee, or such Grantee’s beneficiary (via book-entry notation or, if applicable, in share certificate form), one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Administrator may elect to (A) pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Released Units or (B) defer the issuance of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Shares would have otherwise been issued to the Grantee in respect of such Restricted Share Units.

(iii)          To the extent provided in an Award Agreement, the holder of outstanding Restricted Share Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or, if determined by the Administrator, in Shares having a Fair Market Value equal to the amount of such dividends as of the date of payment (or a combination of cash and Shares) (and interest may, if determined by the Administrator, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Administrator), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Share Units are settled (in the case of Restricted Share Units, following the release of restrictions on such Restricted Share Units), and if such Restricted Share Units are forfeited, the holder thereof shall have no right to such dividend equivalent payments.

(e)            Legends on Restricted Shares. Each certificate representing Restricted Shares awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE 2023 OMNIBUS EQUITY INCENTIVE PLAN AND A RESTRICTED SHARES AWARD AGREEMENT, DATED AS OF, BETWEEN [________] AND A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF [________].

9.             Other Share-Based Awards. The Administrator may issue unrestricted Shares, rights to receive future grants of Awards, or other Awards denominated in Shares (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Administrator shall from time to time determine (“Other Share-Based Awards”). Each Other Share-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Grantee of the Fair Market Value of such Shares on the date of grant.

10.            Nontransferability.

(a)           Each Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)           Notwithstanding the foregoing, the Administrator may permit Awards (other than Incentive Share Options) to be transferred by the Grantee, without consideration, subject to such rules as the Administrator may adopt, to (A) any person who is a “family member” of the Grantee, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Grantee or the Grantee’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Grantee and the Grantee’s Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Administrator, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Grantee gives the Administrator advance written notice describing the terms and conditions of the proposed transfer and the Administrator notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan.

(c)           The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Grantee shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Administrator determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Administrator or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise; (D) the consequences of the termination of the Grantee’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Grantee and the Company or any Affiliate shall continue to apply to the Grantee and the consequences of the violation of such covenants shall continue to be applied with respect to the transferred Award, including without limitation the clawback and forfeiture provisions of Section 11 of the Plan.

11.            Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, the Administrator may cancel an Award if the Grantee, without the consent of the Company, (A) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities or (B) violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Administrator, or if the Grantee’s employment or service is terminated for Cause. The Administrator may also provide in an Award Agreement that in any such event the Grantee will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of Shares acquired in respect of such Award, and must promptly repay such amounts to the Company. The Administrator may also provide in an Award Agreement that if the Grantee receives any amount in excess of what the Grantee should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Administrator, then the Grantee shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Grantee’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

12.            Conditions Upon Issuance of Shares.

(a)            If at any time the Administrator determines that the issuance of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such issuance is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(i)     As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

13.            Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Administrator to be necessary or appropriate, then the Administrator shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i)            adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be issued or delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 3 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);

(i)            providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Grantees to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(ii)            cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Administrator (which if applicable may be based upon the price per Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Administrator) of a Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that the Administrator shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Administrator, any adjustment in Incentive Share Options under this Section 13 (other than any cancellation of Incentive Share Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. The Company shall give each Grantee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 13, for reasons of administrative convenience, the Administrator in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.

14.           Effect of Change in Control. Except to the extent otherwise provided in an Award Agreement, or any applicable employment, consulting, change-in-control, severance or other agreement between the Grantee and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary:

(a)            If the acquirer or successor company in such Change in Control has agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then, if the Grantee’s employment with or service to the Company or an Affiliate is terminated by the Company or Affiliate without Cause (and other than due to death or Disability) on or within 12 months following a Change in Control, the Administrator may provide that all Options and SARs held by such Grantee shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and that the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the Restricted Shares and Restricted Share Units and any other Awards held by such Grantee (including a waiver of any applicable Performance Conditions); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Administrator.

(b)            If the acquirer or successor company in such Change in Control has not agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then the Administrator may provide that all Options and SARs held by such Grantee shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the Restricted Shares and Restricted Share Units and any other Awards held by such Grantee (including a waiver of any applicable Performance Conditions); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Administrator.

(c)            In addition, the Administrator may upon at least ten (10) days’ advance notice to the affected Grantees, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event (it being understood that any Option or SAR having a per-share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Administrator) of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). Notwithstanding the above, the Administrator shall exercise such discretion over the timing of settlement of any Award subject to Code Section 409A at the time such Award is granted.

To the extent practicable, the provisions of this Section 14 shall occur in a manner and at a time that allows affected Grantees the ability to participate in the Change in Control transaction with respect to the Shares subject to their Awards.

15.            Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 16, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

16.            Amendment, Suspension or Termination of the Plan.

(a)            The Board may at any time amend, suspend or terminate the Plan.

(i)            No Award may be granted during any suspension of the Plan or after termination of the Plan.

(ii)           No suspension or termination of the Plan (including termination of the Plan under Section 15, above) shall adversely affect any rights under Awards already granted to a Grantee.

17.            Reservation of Shares.

(a)            The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(i)            The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.           No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or a Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

19.           No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan,” “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

20.           Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times Beneficial Ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

21.           Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

22.            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23.            Interpretation. In this Plan:

(i)            any forfeiture of Shares described herein will take effect as a surrender of shares for no consideration of such Shares as a matter of Cayman Islands law;

(ii)           any share dividends described herein will take effect as share capitalizations as a matter of Cayman Islands law;

(iii)          any share splits described herein will take effect as share sub-divisions as a matter of Cayman Islands law;

(iv)          the allotment and issuance of Shares pursuant to the terms of this Plan following the exercise of an Option or Award shall be subject to the Amended and Restated Memorandum and Articles of Association of the Company; and

(v)           as a matter of Cayman Islands law, Shares shall not in fact be legally issued, transferred, redeemed, repurchased or forfeited until the time at which the appropriate entries are made in Register of Members of the Company (the Register of Members being prima facie evidence of legal title to shares).